Rule 424(b)(2)
File No. 333-282710

PROSPECTUS

The Bank of New York Mellon Corporation

Debt Securities

Preferred Stock

Depositary Shares

Mellon Capital IV

Trust Preferred Securities

Fully and Unconditionally Guaranteed by The Bank of New York Mellon Corporation

This prospectus may be used in connection with market-making offers and sales of all outstanding debt securities, preferred stock, and depositary shares that were initially offered and sold under previously filed registration statements of The Bank of New York Mellon Corporation, a Delaware corporation (also referred to as “BNY,” the “Company” or “we”) (File Nos. 333-209450, 333-189568, 333-144261, 333-228787 and 333-261575) or its predecessor, The Bank of New York Company, Inc. (File No. 333-103003) and trust preferred securities and the related guarantees that were initially offered and sold under previously filed registration statements of Mellon Financial Corporation, a predecessor of BNY, and Mellon Capital IV (File Nos. 333-135919-04 and 333-135919-02).

The specific terms of the offered securities are provided in a prospectus included in one of the registration statements listed above, a prospectus supplement to such prospectus, and, if applicable, a pricing supplement.

The Company, BNY Mellon Capital Markets, LLC or any other affiliate controlled by the Company may use this prospectus and any related prospectus supplement or pricing supplement, as applicable, in market-making transactions involving the securities listed above. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices. The Company and its affiliates may act as principal or agent in these transactions. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

THE SECURITIES WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF THE ISSUER AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBT SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 9, 2024.

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) and is intended to describe certain outstanding securities previously issued by us and our predecessor companies and affiliated trusts.

This prospectus may be used by the Company, BNY Mellon Capital Markets, LLC or any other affiliate controlled by the Company in connection with offers and sales in the secondary market of the securities referenced in this prospectus. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices. The Company and its affiliates may act as principal or agent in these transactions. The Company and its affiliates, including BNY Mellon Capital Markets, LLC, are not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Unless the context requires otherwise, when we refer to “we”, “our” or “us” in this prospectus we mean BNY and its consolidated subsidiaries.

References herein to “trust preferred securities” and the “related guarantees” mean trust preferred securities issued by Mellon Capital IV and related guarantees of The Bank of New York Mellon Corporation (as successor to Mellon Financial Corporation).

Conflicts of Interest

BNY Mellon Capital Markets, LLC, a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and a wholly-owned subsidiary of the Company, may participate in offerings of securities made by means of this prospectus. Accordingly, BNY Mellon Capital Markets, LLC has a “conflict of interest” as defined in FINRA Rule 5121(f)(5)(B), and any offerings made by means of this prospectus will be conducted in compliance with Rule 5121.

THE COMPANY

The Bank of New York Mellon Corporation, a Delaware corporation (NYSE symbol: BK), is a global financial services company that manages and services assets for financial institutions, corporations and individual investors in 35 countries. BNY has three business segments, Securities Services, Market and Wealth Services and Investment and Wealth Management, which offer a comprehensive set of capabilities and deep expertise across the investment lifecycle, enabling the Company to provide solutions to buy-side and sell-side market participants, as well as leading institutional and wealth management clients globally. As of September 30, 2024, BNY had $52.1 trillion in assets under custody and/or administration, and $2.1 trillion in assets under management. “BNY” is the corporate brand of The Bank of New York Mellon Corporation.

The Company is a bank holding company and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended. As such, we and our subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

Our principal executive office is located at 240 Greenwich Street, New York, New York 10286, telephone number: (212) 495-1784. Our website is http://www.bnymellon.com. Information on our website does not constitute part of, and is not incorporated by reference into, this prospectus.

MELLON CAPITAL IV

Mellon Capital IV is a statutory trust organized under Delaware law. Additional information with respect to Mellon Capital IV may be found in the prospectus and supplements thereto with respect to the trust preferred securities issued by Mellon Capital IV referred to below and incorporated herein by reference.

Mellon Capital IV is our 100%-owned finance subsidiary and has outstanding trust preferred securities being offered by use of this prospectus. The Company, as successor to Mellon Financial Corporation, effectively provides a full and unconditional guarantee of Mellon Capital IV’s payment obligations on its trust preferred securities.

DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of debt securities, preferred stock, and depositary shares that were initially offered and sold under previously filed registration statements of The Bank of New York Mellon Corporation, a Delaware corporation (also referred to as “BNY,” the “Company” or “we”) (File Nos. 333-209450, 333-189568, 333-144261, 333-228787 and 333-261575) or its predecessor, The Bank of New York Company, Inc. (File No. 333-103003) and trust preferred securities and the related guarantees that were initially offered and sold under previously filed registration statements of Mellon Financial Corporation, a predecessor of BNY, and Mellon Capital IV (File Nos. 333-135919-04 and 333-135919-02) (collectively, the “Prior Registration Statements”).

The descriptions of the securities being offered hereby are contained in the prospectuses and the prospectus supplements and pricing supplements thereto, as applicable, that are included in the Prior Registration Statements. The disclosure information in the prospectuses and the prospectus supplements and pricing supplements thereto, as applicable, constituting part of the Prior Registration Statements is incorporated by reference into this prospectus, except that information contained in such prospectuses and the prospectus supplements and pricing supplements thereto, as applicable, that (1) constitutes a description of the Company, or (2) incorporates by reference any information contained in our current or periodic reports filed with the SEC, is superseded by the information in this prospectus. In addition, information contained in any of such prospectuses and the prospectus supplements and pricing supplements thereto, as applicable, that refers to The Bank of New York Company, Inc. or Mellon Financial Corporation as the issuer or guarantor of such securities shall be deemed to refer to The Bank of New York Mellon Corporation, as successor by merger to The Bank of New York Company, Inc. and Mellon Financial Corporation.

USE OF PROCEEDS

Neither the Company nor Mellon Capital IV will receive any proceeds from the sale of any securities in connection with market-making transactions by BNY Mellon Capital Markets, LLC or any other affiliate of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov.

The Company has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports incorporated by reference and filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, except as noted below):

•

Our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 28, 2024 (our “Form 10-K”) (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A of our 2024 Annual Meeting of Shareholders, filed on February 29, 2024) (SEC File No. 001-35651);

•

Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2024, filed on May 3, 2024, for the three months ended June 30, 2024, filed on August  2, 2024 and for the three months ended September 30, 2024, filed on November 1, 2024 (SEC File No. 001-35651);

•

Our Current Reports on Form 8-K, dated January 12, 2024 (only those portions filed and not furnished), March 4, 2024 (filed on March  5, 2024), March 14, 2024, March  26, 2024, April 9, 2024 (filed on April  10, 2024), April  16, 2024 (only those portions filed and not furnished), June 12, 2024 (filed on June  18, 2024), June 28, 2024, July 12, 2024 (only those portions filed and not furnished), July  22, 2024, October 11, 2024 (only those portions filed and not furnished), November 20, 2024 and December 5, 2024 (SEC File No. 001-35651);

•

The description of The Bank of New York Mellon Corporation common stock contained in the joint proxy statement prospectus included in the Registration Statement of The Bank of New York Mellon Corporation on Form S-4 (File No. 333-140863) as filed with the SEC on February 23, 2007, and amended by Amendment No. 1 on April 2, 2007 and Amendment No. 2 on April 17, 2007, as that description may be updated from time to time;

•

Any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of the offering of the securities; and

•

The information in the prospectuses and supplements thereto contained in the Prior Registration Statements that were previously filed by Mellon Capital IV, the Company and/or its predecessors in connection with the initial offer and sale of the securities described herein (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus), as well as the exhibits filed as exhibits or incorporated by reference in those registration statements in respect of those securities (including the instruments governing those securities).

You may request a free copy of any or all of these filings by writing, emailing or telephoning us at the following address:

The Bank of New York Mellon Corporation

240 Greenwich Street

New York, New York 10286

Attention: Office of the Secretary

Email: CorporateSecretary@bny.com

Telephone: (212) 495-1784

EXPERTS

The consolidated financial statements of The Bank of New York Mellon Corporation and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements relating to future results of BNY that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “forecast,” “project,” “anticipate,” “likely,” “target,” “expect,” “intend,” “continue,” “seek,” “believe,” “plan,” “goal,” “could,” “should,” “would,” “may,” “might,” “will,” “strategy,” “synergies,” “opportunities,” “trends,” “ambition,” “aspiration,” “objective,” “momentum”, “aim,” “future,” “potentially,” “outlook” and words of similar meaning may signify forward-looking statements in this prospectus and the documents incorporated by reference herein.

These statements include all statements about the usefulness of Non-GAAP measures, the future results of BNY, our businesses, financial, liquidity and capital condition, results of operations, liquidity, risk and capital management and processes, goals, strategies, outlook, objectives, expectations (including those regarding our performance results, expenses, nonperforming assets, products, impacts of currency fluctuations, impacts of securities portfolio repositioning, deposits, impacts of trends on our businesses, regulatory, technology, market, economic or accounting developments and the impacts of such developments on our businesses, legal proceedings and other contingencies), human capital management (including related ambitions, objectives, aims and goals), effective tax rate, net interest income, estimates (including those regarding expenses, losses inherent in our credit portfolios and capital ratios), intentions (including those regarding our capital returns and expenses, including our investments in technology and pension expense), targets, opportunities, potential actions, acquisition and related integration activity, growth and initiatives.

These forward-looking statements, and other forward-looking statements contained in other public disclosures of BNY (including those incorporated by reference in this prospectus), are not guarantees of future results or occurrences, are inherently uncertain and are based upon beliefs and expectations of future events at the time in which such statements are made, many of which are, by their nature, difficult to predict, outside of our control and subject to change. By identifying these statements in this manner, we are alerting investors to the possibility that our actual results may differ, possibly materially, from the anticipated results expressed or implied in these forward-looking statements as a result of a number of important factors (some of which are beyond BNY’s control), including those factors described in “Risk Factors” in Part I, Item 1A of our Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” section of our 2023 Annual Report to Shareholders filed as an exhibit to our Form 10-K, which is incorporated by reference in this prospectus. Actual results may differ materially from those expressed or implied as a result of a number of factors, such as those described in the “Risk Factors” referred to above. Investors should not place undue reliance on any forward-looking statement and should consider all risk factors discussed in our 2023 Annual Report to Shareholders and any subsequent reports filed with the SEC by BNY pursuant to the Exchange Act. All forward-looking statements speak only as of the date on which such statements are made, and BNY undertakes no obligation to update any statement to reflect events or circumstances after the date on which such forward-looking statement is made or to reflect the occurrence of unanticipated events.

4